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                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSS)

                         Year Ended December 31, 1998

               (In thousands, except share and per share amounts)

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

                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
Prior to Initial Public Offering
       1997 Common Stock Offering                                      639               52.00%                327

After Initial Public Offering
       1997 Common Stock Offering                                      639               48.77%                312
       1998 Common Stock Offering                               15,000,000               48.77%          7,315,068
       Preferred Stock Converted to Common Stock                60,511,692               48.77%         29,509,812
                                                                                                    --------------
                                                                                                        36,825,519

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     36,825,519

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $     (214,460)

NET LOSS PER SHARE, BASIC AND DILUTED                                                               $        (7.02)
                                                                                                    ==============
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